Exhibit 10.46

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [[***]], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL, AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Version

PURCHASE AND SALE AGREEMENT

dated as of December 20, 2022

between

ATARA BIOTHERAPEUTICS, INC.

and

HCR Molag Fund, L.P.

i

ii

Exhibits

Exhibit A: Licensee Instruction

Exhibit B: Form of Bill of Sale

Exhibit C: Disclosure Schedule

Exhibit D: Commercialization Agreement

Exhibit E: MSK Agreement

iii

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”), dated as of December 20, 2022 (the “Effective Date”), is entered into by and between Atara Biotherapeutics, Inc., a Delaware corporation (the “Seller”), and HCR Molag Fund, L.P., a Delaware limited partnership (the “Purchaser”).

RECITALS:

WHEREAS, the Seller has the right to receive royalties and certain milestone payments under the Commercialization Agreement; and

WHEREAS, the Seller desires to sell, assign, transfer, convey and grant to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Royalties described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties covenant and agree as follows:

ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION

Section 1.1 Defined Terms. The following terms, as used herein, shall have the following respective meanings:

“Additional Indication” has the corresponding meaning as set forth in the Commercialization Agreement.

“Affiliate” means, with respect to any designated Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such designated Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing. Notwithstanding anything herein to the contrary, in no event shall Purchaser or any of its Affiliates be considered an “Affiliate” of Seller.

“Amendment” has the meaning set forth in the definition of Commercialization Agreement.

“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.

“Atara 205 Study” has the corresponding meaning as set forth in the Commercialization Agreement.

“Atara 302 Study” has the corresponding meaning as set forth in the Commercialization Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Event” means the occurrence of any of the following in respect of any Person: (a) an admission in writing by such Person of its inability to pay its debts as they become due or a general assignment by such Person for the benefit of creditors; (b) the filing of any petition or answer by such Person seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for such Person or for any substantial part of its property; (c) corporate or other entity action taken by such Person to authorize any of the actions set forth in clause (a) or (b) of this definition; or (d) without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation, or the filing of any such petition against such Person, or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 60 days from entry thereof. Bankruptcy Event shall include any Insolvency Event (as such term is defined in the Commercialization Agreement). Unless otherwise specified, references to Bankruptcy Event in this Purchase and Sale Agreement shall refer to a Bankruptcy Event with respect to the Seller or its Subsidiary, Atara Biotherapeutics Ireland Limited.

“Bill of Sale” means that certain bill of sale, dated as of the Closing Date, executed by the Seller and the Purchaser, substantially in the form of Exhibit B.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by Applicable Law to remain closed.

“Calendar Quarter” has the corresponding meaning as set forth in the Commercialization Agreement.

“Calendar Year” has the corresponding meaning as set forth in the Commercialization Agreement.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“Commercialization” has the corresponding meaning as set forth in the Commercialization Agreement.

“Commercialization Agreement” means that certain Commercialization Agreement by and between Seller and Licensee, dated October 2, 2021, as amended by Amendment No. 1 to the Commercialization Agreement dated September 27, 2022 (the “Amendment”).

“Competitor” means any Person [[***]] engaged, directly or indirectly (including through any partnership, limited liability company, corporation, joint venture or similar arrangement (whether now existing or formed hereafter)), in the business of [[***]], but shall not include [[***]] any Competitor and does not, nor do any of its Affiliates, have [[***]].

“Credit Event” means any Bankruptcy Event or similar proceeding of Licensee, or financial distress of Licensee, as a result of which the Licensee fails to pay, or is delayed in paying, all or a portion of the Purchased Royalties.

“Defaulting Party” has the meaning set forth in Section 5.5(d).

“Development” has the corresponding meaning as set forth in the Commercialization Agreement.

“Disclosure Schedule” means the Disclosure Schedule dated as of the date hereof and attached hereto as Exhibit C.

“Disputes” has the meaning set forth in Section 3.9(c).

“Dollar” or the sign “$” means United States dollars.

“EBV+PTLD” has the corresponding meaning as set forth in the Commercialization Agreement.

“EMA” has the corresponding meaning as set forth in the Commercialization Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Escrow Account” means the escrow account created pursuant to the Escrow Agreement.

“Escrow Agreement” means an Escrow Agreement to be entered into by and among the Seller, the Purchaser and an escrow agent, in form and content acceptable to the Seller and the Purchaser.

“European Commission” means the European Union’s (“EU”) independent executive arm.

“Excluded Liabilities and Obligations” has the meaning set forth in Section 2.3.

“Existing Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Purchaser, dated December 5, 2019, as amended on November 10, 2020 and June 23, 2022.

“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.

“Field” has the corresponding meaning as set forth in the Commercialization Agreement.

“Fundamental Representations” has the meaning set forth in Section 7.5(a).

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“GMP” means all applicable then-current good manufacturing practice standards, practices, and procedures promulgated or endorsed by the applicable Regulatory Authority as set forth in the guidelines imposed by such Regulatory Authority, as may be updated from time-to-time, including those as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211 and all applicable FDA rules, regulations, orders, and guidances, and the requirements with respect to current good Manufacturing practices prescribed by the European Community under provisions of “The Rules Governing Medicinal Products in the European Community, Volume 4, Good Manufacturing Practices, Annex 13, Manufacture of Investigational Medicinal Products, December 2010,” (or such other foreign equivalent regulatory standards in any other country or jurisdiction).

“Governmental Authority” means the government of the United States, any other national supranational, regional, federal, state, provincial, municipal, local or other governmental, or any political subdivision thereof, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA, the EMA, the European Commission and the competent authorities of the EU Member States, and any other government authority in any country.

“Intellectual Property Rights” means Atara Intellectual Property (as defined in the Commercialization Agreement).

“Know-How” has the corresponding meaning as set forth in the Commercialization Agreement.

“Knowledge” means, with respect to the Seller, (a) for purposes of ARTICLE III, the actual knowledge of any of the employees of the Seller identified on Schedule 1.1, after having conducted reasonable internal inquires, and (b) for all other purposes of this Purchase and Sale Agreement, the actual knowledge, as of a specified time, of any of the employees of the Seller identified on Schedule 1.1 or any successor to any such employee holding the same or substantially similar employee position at such time, after having conducted reasonable internal inquires.

“Licensed Patents” means Atara Patent Rights (as defined in the Commercialization Agreement) and any other Patent Rights (as defined in the Commercialization Agreement) within the Intellectual Property Rights.

“Licensee” means Pierre Fabre Medicament.

“Licensee Instruction” means the direction letter to Licensee, in the form attached as Exhibit A, dated as of the Closing Date.

“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or any sale with recourse, or any other restriction on transfer.

“Loss” means any loss, liability, cost, expense (including reasonable costs of investigation and defense and reasonable attorneys’ fees and expenses), charge, fine, penalty, obligation, judgment, award, assessment, claim or cause of action.

“Manufacturing and Supply Agreement” or “MSA” has the corresponding meaning as set forth in the Commercialization Agreement.

“Marketing Authorization” or “MA” has the corresponding meaning as set forth in the Commercialization Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the legality, validity or enforceability of this Purchase and Sale Agreement, the MSK Agreement, the Manufacturing and Supply Agreement, or the Commercialization Agreement, (b) the ability of the Seller to perform its obligations under this Purchase and Sale Agreement, the MSK Agreement, the Manufacturing and Supply Agreement, or the Commercialization Agreement, (c) the rights of the Seller under the Commercialization Agreement related to the Purchased Royalties, (d) the rights or remedies of the Purchaser under this Purchase and Sale Agreement, or (e) the timing, amount or duration of the Purchased Royalties (but excluding in each case any event, circumstance or change based on market conditions generally applicable to the industry in which the Seller operates or in any specific jurisdiction or geographical area, such as drug reimbursement rates or the commercial launch of a potentially competitive product).

“Milestone Payments” means all of the Seller’s right, title and interest in and to:

(a) [[***]]

(b) [[***]]

(i)

“MSK” means the Memorial Sloan Kettering Cancer Center.

“MSK Agreement” means that certain First Amended and Restated Exclusive License Agreement by and between MSK and Seller, dated March 22, 2021.

“[[***]]” has the meaning set forth in clause (a)(i) of the definition of “Milestone Payments.”

“[[***]]” has the meaning set forth in clause (a)(i) of the definition of “Milestone Payments.”

“Multi-Cohort Indication” has the corresponding meaning as set forth in the Commercialization Agreement.

“Mutually Agreed” means:

(a) [[***]];

(b) [[***]]; or

(c) [[***]].

“Net Sales” has the corresponding meaning as set forth in the Commercialization Agreement.

“New Arrangement” has the meaning set forth in Section 5.6(a).

“Party” shall mean the Seller or the Purchaser, as the context requires, and “Parties” shall mean, collectively, the Seller and the Purchaser.

“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any patent rights.

“Permitted Liens” means any (i) Liens for Taxes not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (ii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and suppliers and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA) or pursuant to customary reservations or retentions of title arising in the ordinary course of business for amounts not yet due, (iii) any Liens created, permitted or required by the Transaction Documents in favor of the Purchaser or its Affiliates, (iv) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (v) deposits to secure the performance of bids, trade contracts and leases (other than indebtedness), statutory obligations, surety and appeal bonds, indemnity and performance bonds and other obligations of a like nature incurred in the ordinary course of business so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Purchased Royalties on account thereof; (vi) normal and customary banker’s liens and rights of setoff upon deposits of cash in favor of banks or other depository institutions, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, as part of a bank’s standard terms and conditions, (vii) any Liens in favor of, or granted to, Licensee pursuant to the Commercialization Agreement, (viii) licenses or sublicenses granted to others in the ordinary course of business or otherwise and not interfering in any respect with the Purchased Royalties, the Intellectual Property Rights, or the security interests granted pursuant to Section 2.1, (ix) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection, and (x) Liens related to “march in” rights of the United States government under 35 U.S.C. §§ 200 – 212, and implementing regulations, and (xi) Liens of a licensor or sublicensor under any license or sublicense.

“Permitted Reduction” means any adjustments, modifications, credits, offsets, reductions, or deductions to the Royalties or Milestone Payments permitted under the Commercialization Agreement.

“Permitted Tax Withholding” means any Tax withholding expressly permitted under Section 11.11(b) of the Commercialization Agreement.

“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.

“Product” has the corresponding meaning as set forth in the Commercialization Agreement.

“Purchase and Sale Agreement” has the meaning set forth in the preamble.

“Purchase Price” has the meaning set forth in Section 2.2.

“Purchased Royalties” means, for the period commencing on the Closing Date and thereafter during the term of this Purchase and Sale Agreement on any date prior to the Royalty Termination Date:

(a) the Royalties and the Milestone Payments; and

(b) all interest payments to the Seller in respect of the late payment of any of the amounts referred to in the foregoing clause (a) under Section 11.9(d) of the Commercialization Agreement.

“Purchaser” has the meaning set forth in the preamble.

“Purchaser Account” has the meaning set forth in Section 5.4(b).

“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.

“Purchaser Tax Forms” has the meaning set forth in Section 5.10(b).

“Registrations” shall mean authorizations, approvals, licenses, permits, certificates, registrations, listings, or exemptions of or issued by any Governmental Authority (including Marketing Authorizations, investigational new drug applications, product recertifications, manufacturing approvals and authorizations, pricing and reimbursement approvals, labeling approvals or their foreign equivalent) that are required for the research, development, testing, manufacture, commercialization, distribution, marketing, export, import, storage, transportation, pricing, use and sale of the Product.

“Regulatory Authority” shall have the corresponding meaning as set forth in the Commercialization Agreement.

“Related Agreements” means (a) the MSK Agreement, (b) the Ancillary Agreements (as defined under the MSK Agreement), (c) the Ancillary Agreements (as defined under the Commercialization Agreement), (d) the Manufacturing and Supply Agreement (if and when it becomes effective), (e) licenses by manufacturers and/or other vendors to intellectual property that is created or used in the course of services provided by such manufacturers or vendors, and (f) employment agreements, consulting agreements, clinical trial agreements, funding agreements, and other similar agreements entered into in the ordinary course.

“Royalties” or “Royalty” means, for the period commencing on the Closing Date and thereafter during the term of this Purchase and Sale Agreement, all of the Seller’s right, title and interest in and to:

(a) the following royalty payments paid under Section 11.4 of the Commercialization Agreement in respect of Net Sales of the Product in the Territory made on or after the Closing Date:

[[***]]

(b) all amounts paid in lieu of the amounts described in clause (a); and

(c) all payments paid under Section 11.10 of the Commercialization Agreement in respect of any underpayment of the amounts described in clause (a).

For the avoidance of doubt, (i) the royalty rates provided in clause (a) above shall be subject to any Permitted Reductions actually taken, and (ii) Royalties shall include all amounts paid by one or more licensees or sublicensees under any New Arrangement.

“Royalty Cap” means (a) [[***]] 185% of the Purchase Price, (b) [[***]]200% of the Purchase Price, and (c) [[***]] 250% of the Purchase Price, in each case crediting towards the Royalty Cap any payments (i) payable to Purchaser in respect of the Purchased Royalties or (ii) actually received by Purchaser in respect of the Special Payment. For the avoidance of doubt, the aggregate payments payable to Purchaser [[***]], as applicable, in respect to the Purchased Royalties shall be calculated and based on amounts arising on account of Net Sales billed or invoiced on or prior to such date.

“Royalty Reduction” has the meaning set forth in Section 3.10(h).

“Royalty Report” shall have the corresponding meaning as set forth in the Commercialization Agreement.

“Royalty Term” shall have the corresponding meaning as set forth in the Commercialization Agreement.

“Royalty Termination Date” means the earliest of (a) the date on which aggregate payments of the Purchased Royalties actually received by the Purchaser (for the avoidance of doubt, including the Special Payment, if actually received by the Purchaser) equal the Royalty Cap applicable at such time or (b) the date of the last Royalty payment under the Commercialization Agreement. For purposes of this definition, the portion of any amount payable to the Purchaser under this Agreement that is deemed actually received by the Purchaser shall include any portion of such amount that is withheld in respect of any Taxes (other than Seller Action Taxes).

“SEC” means the U.S. Securities and Exchange Commission.

“Seller” has the meaning set forth in the preamble.

“Seller Account” has the meaning set forth in Section 5.4(d).

“Seller Action Taxes” means any incremental amount of Taxes withheld or deducted from any payment of Purchased Royalties to the Purchaser arising solely as a result of any of the following actions taken by the Seller after the date hereof (i) a reincorporation or other action resulting in a change in its Tax residence or (ii) an assignment, delegation or transfer of its rights and obligations hereunder to another Person, other than at the request of the Purchaser.

“Seller Indemnified Party” has the meaning set forth in Section 7.2.

“Set-Off” means any right of set-off, counterclaim, credit, reduction or deduction by contract or otherwise, other than a Permitted Reduction; provided, however, that “Set-Off” shall not include any Royalty Reduction or deduction, withholding, or set-off on account of Taxes.

“Special Payment” has the meaning set forth in Section 2.6.

“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding voting securities of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person, or such lesser amount of voting securities that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body. Unless otherwise specified, references to a “Subsidiary” or “Subsidiaries” in this Purchase and Sale Agreement shall refer to Atara Biotherapeutics Ireland Limited, and no other Subsidiary of Seller.

“Tax” or “Taxes” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, abandoned property, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, in each case, whether disputed or not.

“Term” means, unless earlier terminated by a Party or the Parties herein, the time period between the Closing Date and the Royalty Termination Date.

“Territory” shall have the corresponding meaning as set forth in the Commercialization Agreement.

“Third Party” means any Person that is not a Party or an Affiliate of a Party.

“Third-Party Claim” means any claim, action, suit or proceeding by a Third Party, including any investigation by any Governmental Authority.

“Transaction Documents” means this Purchase and Sale Agreement, the Escrow Agreement, the Bill of Sale, and the Licensee Instruction.

“Transaction Expenses” means the aggregate amount of any and all documented out-of-pocket fees and expenses reasonably incurred by or on behalf of, or paid directly by, the Purchaser in connection with the diligence of the transactions contemplated hereby, and the negotiation, preparation and execution of the Transaction Documents; provided, however, that the Transaction Expenses shall not exceed [[***]].

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests or any portion thereof granted pursuant to Section 2.1 is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.

“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.

Section 1.2 Rules of Construction.

(a) Unless the context otherwise requires, in this Purchase and Sale Agreement:

(i) a term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(ii) unless otherwise defined, all terms that are defined in the UCC shall have the meanings stated in the UCC;

(iii) words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders;

(iv) the terms “include,” “including” and similar terms shall be construed as if followed by the phrase “without limitation” and the terms “either” and “or” will be interpreted in the inclusive sense commonly associated with the term “and/or”;

(v) unless otherwise specified, references to a contract or agreement include references to such contract or agreement as amended, restated, reformed, supplemented or otherwise modified in accordance with its terms through the Effective Date, and include any annexes, exhibits and schedules hereto or thereto in effective as of the Effective Date;

(vi) any reference to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Document) and any reference to a Person in a particular capacity excludes such Person in other capacities;

(vii) references to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement, or reenactment thereof or any substitution therefor;

(viii) the word “will” shall be construed to have the same meaning and effect as the word “shall”;

(ix) the words “hereof,” “herein,” “hereunder” and similar terms shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified;

(x) the definitions of terms shall apply equally to the singular and plural forms of the terms defined;

(xi) in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”;

(xii) where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly; and

(xiii) any reference to a term that is defined by reference to its meaning in the Commercialization Agreement shall refer to such term’s meaning therein as in existence on the Effective Date (and not to any new, substituted or amended version thereof).

(b) The provisions of this Purchase and Sale Agreement shall be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Each Party acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Purchase and Sale Agreement and the other Transaction Documents.

ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ROYALTIES

Section 2.1 Purchase and Sale.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller hereby sells, assigns, transfers, conveys and grants to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, all of the Seller’s rights, title and interest in and to the Purchased Royalties, free and clear of any and all Liens, other than any Liens under clauses (i) through (vi), inclusive, of the definition of Permitted Liens. Immediately upon the sale to the Purchaser by Seller of the Purchased Royalties pursuant to this Section 2.1, all of Seller’s right, title and interest in and to the Purchased Royalties shall terminate, and all such right, title and interest shall vest in the Purchaser.

(b) Subject to the terms and conditions of this Purchase and Sale Agreement, the Seller and the Purchaser intend and agree that the sale, assignment, transfer, conveyance and granting of the Purchased Royalties under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment, conveyance, grant, sale and transfer by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Royalties and that such assignment, conveyance, grant, sale and transfer shall provide the Purchaser with the full benefits of ownership of the Purchased Royalties as of the Closing Date. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose (other than for accounting purposes) characterized as, a loan from the Purchaser to the Seller or a pledge, a security interest, a financing transaction, or a borrowing. It is the intention of the Parties that the beneficial interest in and title to the Purchased Royalties and any “proceeds” (as such term is defined in the UCC) thereof shall not be part of the Seller’s estate in the event of the filing of a petition by or against Seller in connection with any Bankruptcy Event. Each of the Seller and the Purchaser hereby waives, to the maximum extent permitted by Applicable Law, any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable assignment, conveyance, grant, sale and transfer by the Seller to the Purchaser of all of the Seller’s right, title and interest in and to the Purchased Royalties under Applicable Law, which waiver shall, to the maximum extent permitted by Applicable Law, be enforceable against the Seller in any Bankruptcy Event in respect of the Seller. Accordingly, the Seller shall treat the assignment, conveyance, sale and transfer of the Purchased Royalties as a sale of an “account” or a “payment intangible” (as appropriate) in accordance with the UCC.

(c) The Seller hereby authorizes the Purchaser, from and after the Closing, to execute, record and file, and consents to the Purchaser executing, recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC (and continuation statements or amendments with respect to such financing statements when applicable), naming the Seller as the debtor/seller and the Purchaser as the secured party/buyer in respect of the Purchased Royalties, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, conveyance, grant, sale and transfer by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Royalties and to perfect the security interest in the Purchased Royalties granted by the Seller to the Purchaser pursuant to Section 2.1(d)

(d) Notwithstanding that the Seller and the Purchaser expressly intend for the sale, assignment, transfer, conveyance and granting of the Purchased Royalties to be a true, complete, absolute and irrevocable sale and assignment, and for the purposes of providing additional assurance to the Purchaser, the Seller hereby assigns, conveys, grants and pledges to the Purchaser, from and after the Closing, subject to the terms and conditions of this Purchase and Sale Agreement, as security for its obligations created hereunder in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Royalties and, in such event, this Purchase and Sale Agreement shall constitute a security agreement

Section 2.2 Purchase Price. In full consideration for the sale, assignment, transfer, conveyance and granting of the Purchased Royalties, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, the sum of $31,000,000 in cash (the “Purchase Price”), without any deduction or withholding on account of any Taxes, within 15 Business Days after Purchaser receives notice from Seller in accordance with Section 5.1(f) of this Agreement of grant of centralized Marketing Authorization in the European Union by the European Commission of the Product

for the treatment of EBV+ PTLD; provided that such centralized Marketing Authorization in the European Union occurs no later than 5:00 p.m. (Eastern Time) on December 31, 2022. Notwithstanding the foregoing, the Purchaser may at any time in its sole discretion waive any or all conditions to payment of all or any portion of the Purchase Price.

Section 2.3 No Assumed Obligations. Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Royalties and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter, including any liability or obligation of the Seller under the Commercialization Agreement or any Related Agreement. All such liabilities and obligations shall be retained by, and remain liabilities and obligations of, the Seller or the Seller’s Affiliates, as the case may be (the “Excluded Liabilities and Obligations”).

Section 2.4 Excluded Assets. The Purchaser does not, by purchase, acquisition or acceptance of the right, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets or contract rights of the Seller under the Commercialization Agreement, other than the Purchased Royalties, or any other assets of the Seller.

Section 2.5 Buyout Option. The Seller may, at its option, make a payment at any time, upon providing [[***]] Business Days prior written notice to the Purchaser, equal to the difference between (a) the applicable Royalty Cap at such time and (b) the aggregate amount of payments paid to the Purchaser under this Purchase and Sale Agreement at such time. If the Seller makes such payment to the Purchaser then the Royalty Termination Date shall be deemed to have occurred, and this Purchase and Sale Agreement shall terminate pursuant to Section 9.1.

Section 2.6 Special Payment. If [[***]] has not been achieved on or prior to [[***]], then within [[***]] (i.e. no later than [[***]]) (or within [[***]] of the date (if earlier than [[***]]) any Party receives notice that [[***]] will not be achieved prior to [[***]]) Seller shall make a one-time cash payment to Purchaser in the amount of $9,000,000 (the “Special Payment”). If the Special Payment is made, in consideration for the Special Payment the Purchaser shall transfer all of its right, title and interest in the [[***]] to Seller, and shall take such actions as Seller reasonably requests (at Purchaser’s sole expense) to evidence such transfer, including entering into a bill of sale.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth on the Disclosure Schedule, the Seller hereby makes each of the following representations and warranties to the Purchaser, as of the date hereof, as follows:

Section 3.1 Organization. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business, as now conducted, in all material respects. The Seller is duly licensed or qualified to transact business and is in good standing in every jurisdiction in which such licensing or qualification or standing is required by Applicable Law (except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect).

Section 3.2 Authorization. The Seller has all necessary corporate power and authority to execute and deliver the Transaction Documents, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action on the part of the Seller. Each of the Transaction Documents has been duly executed and delivered by an authorized officer of the Seller. Each of the Transaction Documents constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and general equitable principles.

Section 3.3 No Conflicts. The execution and delivery by the Seller of any of the Transaction Documents, the performance by the Seller of its obligations hereunder or thereunder, and the consummation by the Seller of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries, (ii) except as would not reasonably be expected to have a Material Adverse Effect, contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of, or payment under, or cancel or terminate, (A) except as would not reasonably be expected to have a Material Adverse Effect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (other than the Commercialization Agreement or the MSK Agreement) or (B) the Commercialization Agreement or the MSK Agreement, or (iv) except as provided in any of the Transaction Documents, result in or require the creation or imposition of any Lien on the Intellectual Property Rights, the Commercialization Agreement, the MSK Agreements or the Purchased Royalties.

Section 3.4 Ownership. The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Royalties. The Purchased Royalties sold, assigned, transferred, conveyed and granted to the Purchaser on the Closing Date have not been pledged, sold, assigned, transferred, conveyed or granted by the Seller to any other Person. The Seller has full right to sell, assign, transfer, convey and grant the Purchased Royalties to the Purchaser. Upon the sale, assignment, transfer, conveyance and granting by the Seller of the Purchased Royalties to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Royalties free and clear of all Liens, other than any Liens under clauses (i) through (vi), inclusive, of the definition of Permitted Liens, and shall be the exclusive owner of the Purchased Royalties.

Section 3.5 Governmental and Third Party Authorizations. The execution and delivery by the Seller of the Transaction Documents, the performance by the Seller of its obligations hereunder and thereunder, and the consummation by the Seller of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of a Current Report on Form 8-K with the SEC, (ii) the filing of the UCC financing statements contemplated by Section 2.1, (iii) those previously obtained, (iv) the notice to Licensee contained in the Licensee Instruction, and (v) such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.

Section 3.6 No Litigation. There is no action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, inquiry, investigation, or other proceeding (whether civil, criminal, administrative, regulatory or informal) by or before any Governmental Authority (a) pending or, to the

Knowledge of the Seller, threatened by or against the Seller or any of its Subsidiaries that would have a Material Adverse Effect or (b) except for routine maintenance and prosecution and routine regulatory proceedings, pending against the Seller or, to the Knowledge of the Seller, pending or threatened by or against Licensee, its Affiliates, any of its sublicensees, or MSK, in each case under this clause (b) in respect of the Commercialization Agreement, the Manufacturing and Supply Agreement, the MSK Agreement, the Intellectual Property Rights, the Product or the Purchased Royalties, at law or in equity. To the Knowledge of the Seller, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as a basis for the commencement of any such action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, inquiry, investigation, or other proceeding.

Section 3.7 No Brokers’ Fees. The Seller has not taken any action that would entitle any person or entity to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.

Section 3.8 Compliance with Laws. None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, has been given written notice of any violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with, any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation or consent order issued or entered by any Governmental Authority, in each case (a) and (b), that would have, individually or in the aggregate, a Material Adverse Effect.

Section 3.9 Intellectual Property Matters.

(a) Schedule 3.9 sets forth an accurate and complete list of all issued patents and pending patent applications within the Licensed Patents as of the Effective Date. For each Licensed Patent listed on Schedule 3.9 the Seller has indicated (i) the countries in which such Licensed Patent is pending, allowed, granted or issued, (ii) the patent number or patent application serial number, (iii) the issue or filing date of each such issued Licensed Patent, and (iv) the owner thereof. Except as set forth on Schedule 3.9, Seller is the sole owner of, and has the sole interest in, all of the Licensed Patents.

(b) There are no unpaid maintenance or renewal fees payable by the Seller to any Third Party that currently are overdue for any of the Licensed Patents. No Licensed Patents have lapsed or been abandoned, cancelled or expired, except for any such Licensed Patents abandoned pursuant to the exercise of reasonable judgment and in the ordinary course of business. Each of the issued Licensed Patents listed on Schedule 3.9 is in full force and effect and, to the Knowledge of the Seller, is valid and enforceable. To the Knowledge of the Seller, each individual associated with the filing and prosecution of the Licensed Patents, including the named inventors of the Licensed Patents, has complied in all material respects with all applicable duties of candor and good faith in dealing with any Patent Office, including any duty to disclose to any Patent Office all information known by such inventors to be material to the patentability of the Licensed Patents (including any relevant prior art), in each case, in those jurisdictions in the Territory where such duties exist.

(c) (i) There is no pending or, to the Knowledge of the Seller, threatened opposition, interference, reexamination, post-grant review or similar administrative proceedings, injunction, claim, suit, action, citation, summon, subpoena, complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim to which Seller is a party or, to the Knowledge of the Seller, to which MSK is a party, and (ii) to the Knowledge of the Seller, there is no pending or threatened hearing, inquiry or investigation (by the International Trade Commission or any other Governmental Authority) (collectively, (i) and (ii), “Disputes”), in each case of (i) and (ii) challenging the legality, validity, scope, enforceability or ownership of any of the Licensed Patents, other than routine maintenance and prosecution of the Licensed Patents, or that would give rise to any Royalty Reduction against the payments due to the Seller under the Commercialization Agreement. The Licensed Patents owned by the Seller, and, to the Knowledge of the Seller, the other Intellectual Property Rights, are not subject to any outstanding injunction, judgment, order, decree, ruling, settlement or other disposition of a Dispute.

(d) There is no pending or, to the Knowledge of the Seller, threatened action, suit, proceeding, governmental investigation, or claim to which the Seller or any of its Affiliates is a party nor, to the Knowledge of the Seller, to which Licensee is a party, by any Person that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product does or will infringe on any issued patent or other intellectual property rights of any Third Party or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights. To the Knowledge of Seller, there are no issued patents owned by a Third Party that would be infringed by the manufacture, use, marketing, sale, offer for sale, importation or distribution of the Product in the Territory.

(e) To the Knowledge of the Seller, there is no Person infringing any of the Intellectual Property Rights, nor has the Seller received any written notice under the Commercialization Agreement of infringement of any of the Intellectual Property Rights.

(f) The Seller and, to the Knowledge of the Seller, Licensee has taken commercially reasonable precautions to protect the confidentiality of the Know-How that is comprised in the Intellectual Property Rights.

(g) The Intellectual Property Rights constitute all of the intellectual property owned or licensed by the Seller or any of the Seller’s Affiliates that, to the Seller’s Knowledge, would be infringed by the use, making, sale, offer for sale or importation of the Product in the Field in the Territory.

(h) To the Knowledge of the Seller, there is no Person who is or claims to be an inventor under any Licensed Patent who is not a named inventor thereof.

Section 3.10 Counterparty Agreements.

(a) Attached as Exhibit D and Exhibit E are true, correct and complete copies of the Commercialization Agreement and the MSK Agreement, respectively. The Seller has provided to the Purchaser true, correct and complete copies of all material notices delivered to the Seller by the Licensee or by the Seller to the Licensee since October 2, 2021 pursuant to, or relating to, the Commercialization Agreement and the MSK Agreement, respectively.

(b) Other than the Transaction Documents, the Related Agreements, the Commercialization Agreement, the Existing Confidentiality Agreement, and any Liens under clauses (vii), (viii), (x) and (xi) of the definition of Permitted Liens, there is no contract, agreement or other arrangement (whether written or oral) to which the Seller or any of its Subsidiaries is a party that affects or otherwise relates to the Purchased Royalties, the Commercialization Agreement or the Intellectual Property Rights.

(c) The Commercialization Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and the Licensee, enforceable against the Seller and the Licensee in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles. The Seller is not in breach or violation of or in default in any material respect under the Commercialization Agreement. To the Knowledge of the Seller, there is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any material breach or material default in the performance of the Commercialization Agreement by the Seller or the Licensee.

(d) The MSK Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and MSK, enforceable against the Seller and MSK in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, and general equitable principles. The Seller is not in breach or violation of or in default in any material respect under the MSK Agreement. To the Knowledge of the Seller, there is no event or circumstance that, upon notice or the passage of time, or both, would constitute or give rise to any material breach or material default in the performance of the MSK Agreement by the Seller or MSK.

(e) The Seller has not (i) waived any material rights or defaults under the Commercialization Agreement, or released the Licensee, in whole or in part, from any of its material obligations under the Commercialization Agreement, that relate to the Development and Commercialization of the Product in the Field in the Territory or the Purchased Royalties, and (ii) waived any other rights or defaults under the Commercialization Agreement, or released the Licensee, in whole or in part, from any of its other obligations under the Commercialization Agreement except for such waivers and releases that would not reasonably be expected to have a Material Adverse Effect. Except in connection with the negotiation of the terms and conditions of the Amendment, the Seller has not received from Licensee any written proposal, and has not made any proposal to the Licensee, to amend or waive any provision of the Commercialization Agreement.

(f) The Seller has not exercised its rights to conduct an audit under the Commercialization Agreement. To the Knowledge of the Seller, no event has occurred that would give the Seller or the Licensee the right to terminate the Commercialization Agreement or cease paying the Purchased Royalties under the Commercialization Agreement. The Seller has not received any written notice of an intention by the Licensee to terminate or breach the Commercialization Agreement, in whole or in part, or challenging the validity or enforceability of the Commercialization Agreement or the obligation to pay the Purchased Royalties under the Commercialization Agreement, or alleging that the Seller or the Licensee is currently in default of its obligations under the Commercialization Agreement. To the Knowledge of the Seller, there is and has been no default, violation or breach by the Licensee under the Commercialization Agreement. Neither the Seller nor the Licensee has made any claim of indemnification under the Commercialization Agreement. The Seller has no intention of terminating the Commercialization Agreement and has not given the Licensee any notice of termination of the Commercialization Agreement, in whole or in part.

(g) To the Knowledge of the Seller, no event has occurred that would give MSK the right to terminate the MSK Agreement. The Seller has not received any written notice of an intention by MSK to terminate or breach the MSK Agreement, in whole or in part, or challenging the validity or enforceability of the MSK Agreement, or alleging that the Seller is currently in default of its obligations under the MSK Agreement. To the Knowledge of the Seller, there is and has been no default, violation or breach by MSK under the MSK Agreement. Neither the Seller nor MSK has made any claim of indemnification under the MSK Agreement. The Seller has no intention of terminating the MSK Agreement and has not given MSK any notice of termination of the MSK Agreement, in whole or in part with respect to the Territory.

(h) Except as provided in the Commercialization Agreement, the Seller is not a party to any agreement providing for any sharing of, or providing for or permitting any right of counterclaim,

credit, reduction or deduction by contract or otherwise (a “Royalty Reduction”) or permitting any Set-Off against, the Royalties.

(i) The Seller has not consented to an assignment by the Licensee of any of its rights or obligations under the Commercialization Agreement, and the Seller does not have Knowledge of any such assignment by the Licensee. Except for Permitted Liens and as contemplated by the Transaction Documents, the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Lien on, the Commercialization Agreement, the MSK Agreement or any of the Seller’s rights, title or interest in or to the Intellectual Property Rights. Except for the Related Agreements, any Liens under clauses (vii), (viii), (x), and (xi) of the definition of Permitted Liens, to the Knowledge of the Seller, there are no licenses, sublicenses or other rights under the Intellectual Property Rights that have been granted to any Third Party.

Section 3.11 UCC Matters. The Seller’s exact legal name is, and for the preceding five years has been, “Atara Biotherapeutics, Inc.” The Seller’s principal place of business is, and for the preceding five years has been, located in the State of California. The Seller’s jurisdiction of organization is, and for the preceding five years has been, the State of Delaware. For the preceding five years, the Seller has not been the subject of any merger or other reorganization in which its legal name or status was materially changed, except in each case where it was the surviving or resulting Person.

Section 3.12 Set-off and Other Sources of Royalty Reduction. The Licensee has not exercised, and, to the Knowledge of the Seller, the Licensee has not had the right to exercise, and, to the Knowledge of the Seller, no event or condition exists that, upon notice or passage of time, or both, would permit the Licensee to exercise, any Royalty Reduction or Set-Off against the Royalties or any other amounts payable to the Seller under the Commercialization Agreement. To the Knowledge of the Seller, there are no Third Party Patent Rights (as defined in the Commercialization Agreement) that would provide a basis for a Royalty Reduction.

Section 3.13 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the Seller will not have become subject to any Bankruptcy Event and (c) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the Bankruptcy Code. For purposes of this Section 3.13, the amount of all contingent obligations at any time shall be computed as the amount that, in light of all facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

Section 3.14 Manufacturing. The final, finished and released form of the Product has, [[***]], been manufactured, transported, stored and handled in all material respects in accordance with Applicable Law and with GMP. [[***]].

Section 3.15 Regulatory Compliance.

(a) The Seller has all Registrations from the EMA, the European Commission and Regulatory Authorities of EU Member States or any other applicable Governmental Authority in the Territory required to conduct its business as currently conducted with respect to the Product and its obligations under the Commercialization Agreement and the Manufacturing and Supply Agreement to the extent such obligations arose as of the date hereof. Each of such material Registrations is subsisting in full force and effect, and, to the Knowledge of the Seller, is valid. All applications, submissions, information and data with respect to the Product that (i) is intended to be or was provided to a Regulatory Authority in the Territory, or (ii) was provided by the Seller to Licensee, was true and correct and generated in compliance with Applicable Laws in all material respects.

(b) In the course of the development of Product, the Seller has not used any employee or consultant who has been debarred by any Regulatory Authority or was the subject of debarment proceedings by a Regulatory Authority, and to the Seller’s knowledge, no such employees or consultants have been used by any Third Party on behalf of the Seller in connection with the development of the Product.

(c) All studies conducted by or on behalf of the Seller with respect to the Product in the Territory have been conducted in accordance with Applicable Laws in all material respects by persons with appropriate education, knowledge and experience in all material respects.

(d) The Seller has provided to the Purchaser true and correct copies or summaries of all material written communications sent or received by Seller and any of its Affiliates to or from any Regulatory Authorities in the Territory that relate to the Product and the Field since January 1, 2022.

Section 3.16 Taxes. No deduction or withholding for or on account of any Tax has been made or, to the knowledge of Seller, was required to have been made in respect of any amounts actually paid (or due and payable as of the date hereof) to Seller under the Commercialization Agreement.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser, hereby represents and warrants to the Seller, as of the date hereof, as follows:

Section 4.1 Organization. The Purchaser is a limited liability partnership duly organized, validly existing and in good standing under the laws of Delaware.

Section 4.2 Authorization. The Purchaser has all necessary limited partnership power and authority to execute and deliver the Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally, and general equitable principles.

Section 4.3 No Conflicts. The execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder or thereunder or the consummation by the Purchaser of the transactions contemplated hereby or thereby will not (i) contravene, conflict with or violate any term or provision of any of the organizational documents of the Purchaser, (ii) except as would not reasonably be expected to have a Material Adverse Effect, contravene, conflict with or violate, or give any Governmental Authority or other Person the right to exercise any remedy or obtain any relief under, in any material respect, any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound or (iii) result in a breach or violation of, constitute a default (with or without notice or lapse of time, or both) under, or give any

Person any right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, or cancel or terminate, except as would not reasonably be expected to have a Material Adverse Effect, any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed.

Section 4.4 Governmental and Third Party Authorizations. The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by, or filing with, any Governmental Authority or any other Person, except for (i) the filing of the UCC financing statements contemplated by Section 2.1, (ii) those previously obtained, (iii) the notice to Licensee contained in the Licensee Instruction, and (iv) such consents, the failure of which to be obtained or made, would not reasonably be expected to have a Material Adverse Effect.

Section 4.5 No Litigation. There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, investigation or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in any case challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents.

Section 4.6 Access to Information. The Purchaser acknowledges that it has reviewed the Commercialization Agreement and such other documents and information relating to, and has had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning, the Product, the Intellectual Property Rights, the Commercialization Agreement, the Purchased Royalties, and any other matter relating thereto, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Royalties in accordance with the terms of this Purchase and Sale Agreement. Except as specifically set forth in this ARTICLE III and the Disclosure Schedules, the Purchaser acknowledges and agrees that the Seller makes no representation nor extends any warranty, whether express or implied, with respect to the Product, the Intellectual Property Rights, the Commercialization Agreement, the Purchased Royalties, or any other matter relating thereto. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Royalties in accordance with the terms of this Purchase and Sale Agreement. Notwithstanding the foregoing, claims for fraud shall not be waived or limited in any way by this Section 4.6.

Section 4.7 Funds Available. The Purchaser has sufficient cash on hand or capital commitments to satisfy its obligation to pay the Purchase Price if and as such payment becomes payable in accordance with Section 2.2. The Purchaser’s obligations under this Purchase and Sale Agreement are not contingent on obtaining financing.

ARTICLE V
COVENANTS

The Parties covenant and agree as follows:

Section 5.1 Notices.

(a) Following the completion of each Calendar Quarter during the term of this Purchase and Sale Agreement, as promptly as practicable, but in any event no later than [[***]] Business Days after the Seller receives a Royalty Report for such Calendar Quarter, the Seller shall deliver to the Purchaser a true, correct and complete copy of each Royalty Report (other than any preliminary, non-binding, estimated Royalty Reports) in respect of such completed Calendar Quarter.

(b) Promptly (but in no event more than [[***]] Business Days) after receipt by the Seller of any material written notice from Licensee delivered under the Commercialization Agreement that relates to the Purchased Royalties or the Product in the Territory or that relates to matters that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall either (i) to the extent not prohibited by obligations of confidentiality contained in the Commercialization Agreement, furnish the Purchaser with a copy of the written notice and any materials reasonably related thereto, provided that the Seller may redact any information that does not relate to the Purchased Royalties and the Product in the Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, or (ii) notify the Purchaser in writing of the receipt of such written notice and provide the Purchaser with a written summary of all material details thereof. Except for the Licensee Instruction, the Seller shall not, except as Mutually Agreed, deliver any material written notice to the Licensee under the Commercialization Agreement that relates to the Purchased Royalties or the Product in the Territory or that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect. The Seller shall, promptly (and in any event no later than [[***]] Business Days) following the delivery thereof by the Seller to the Licensee, furnish a copy of such material written notice, provided that the Seller may redact any information that is not related to the Purchased Royalties and the Product in the Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect.

(c) Promptly (but in no event more than [[***]] Business Days) after receipt by the Seller of any material written notice from MSK delivered under the MSK Agreement that relates to the Product in the Territory or that relates to matters that would reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, the Seller shall either (i) to the extent not prohibited by obligations of confidentiality contained in the MSK Agreement, furnish the Purchaser with a copy of the written notice and any materials reasonably related thereto, provided that the Seller may redact any information that does not relate to the Product in the Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect, or (ii) notify the Purchaser in writing of the receipt of such written notice and provide the Purchaser with a written summary of all material details thereof. The Seller shall not, except as Mutually Agreed, deliver any material written notice to MSK under the MSK Agreement that relates to the Product in the Territory or that would reasonably be expected (with or without the giving of notice or passage of time, or both) to result in a Material Adverse Effect. The Seller shall, promptly (and in any event no later than [[***]] Business Days) following the delivery thereof by the Seller to MSK, furnish a copy of such material written notice, provided that the Seller may redact any information that is not related to the Product in the Territory and would not reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect.

(d) The Seller shall provide the Purchaser with written notice as promptly as practicable (and in any event within [[***]] Business Days) after obtaining Knowledge of any of the following: (i) the occurrence of any Bankruptcy Event in respect of the Seller, Atara Biotherapeutics Ireland Limited, or Licensee; (ii) any material breach or material default by the Seller of or under any material covenant, agreement or other provision of any Transaction Document; (iii) the Seller, Licensee or any other Third Party receiving any material written notice of audit or regulatory action by the European Commission, Regulatory Authorities of EU Member States or any other Government Authority in the Territory relating to any of the Products or the Purchased Royalties; (iv) any representation or warranty made by the Seller in this Purchase and Sale Agreement (or in any certificate delivered by the Seller to the Purchaser pursuant to this Purchase and Sale Agreement or any of the other Transaction Documents) shall prove to be untrue, inaccurate or incomplete in any material respect on the date as of which made; or (v) the occurrence or existence of any change, effect, event, occurrence, state of facts, development or condition that has had, or would have, a Material Adverse Effect.

(e) The Seller shall notify the Purchaser in writing not less than [[***]] Business Days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.

(f) The Seller shall notify Purchaser in writing within [[***]] Business Days after receipt of centralized Marketing Authorization in the European Union of the Product for the treatment of EBV+ PTLD by the European Commission.

Section 5.2 Public Announcement. No Party shall, and each Party shall cause its Affiliates not to, without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed, and in the case of Seller, only the consent of the Purchaser shall be required), issue any press release or make any other public disclosure with respect to this Purchase and Sale Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, except if and to the extent that any such release or disclosure is required by Applicable Law, by the rules and regulations of any securities exchange or market on which any security of such Party may be listed or traded, or by any Governmental Authority of competent jurisdiction, in which case, the Party proposing to issue such press release or make such public disclosure shall, to the extent reasonably practicable, (a) provide the other Parties a copy of such proposed release or disclosure and (b) consider in good faith any comments or changes that the other Parties may propose or suggest; provided that a Party may freely make any public disclosure identical to a disclosure previously reviewed by the other Parties in accordance with the foregoing clauses (a) and (b). Notwithstanding the foregoing, the Purchaser understands and agrees that the Seller intends to file with the SEC a Current Report on Form 8-K, or to another filing with the SEC, describing the material terms of the transactions contemplated by this Purchase and Sale Agreement and the other Transaction Documents and some or all of the Transaction Documents as exhibits thereto, provided that the Seller shall (a) provide to the Purchaser a draft of such filings with the SEC and (b) consider in good faith any comments or changes that the Purchaser may propose or suggest. The Seller and the Purchaser shall jointly prepare a press release for dissemination promptly following the Closing, such press release to be agreed upon by the Purchaser and the Seller.

Section 5.3 Further Assurances.

(a) Subject to the terms and conditions of this Purchase and Sale Agreement, each Party shall execute and deliver such other documents, certificates, instruments, agreements and other writings, take such other actions and perform such additional acts under Applicable Law, subject to the applicable terms and conditions of the Commercialization Agreement, as may be reasonably requested by the other Party and necessary to implement expeditiously the transactions contemplated by, and to carry out the purposes and intent of the provisions of, this Purchase and Sale Agreement and the other Transaction Documents, including to (i) perfect the sale, assignment, transfer, conveyance and granting of the Purchased Royalties to the Purchaser pursuant to this Purchase and Sale Agreement, (ii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Royalties free and clear of all Liens (other than any Liens under clauses (i) through (vi), inclusive, of the definition of Permitted Liens), (iii) create, evidence and perfect the Purchaser’s security interests granted pursuant to Section 2.1 and (iv) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Purchaser is party.

(b) The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other Party, at the expense of such other Party (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the Closing Date) to which the other Party, any of its Affiliates or controlling persons or any of their respective officers, directors, managers, employees or controlling persons is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the transactions contemplated hereby or thereby or the Purchased Royalties, but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or brought by the Purchaser (in each case, for itself or on behalf of any Purchaser Indemnified Party) against the Seller.

(c) Each Party shall use its commercially reasonable efforts to comply with all Applicable Laws with respect to the Transaction Documents and the Purchased Royalties, except where compliance therewith is being contested by the such Party in good faith by appropriate proceedings.

(d) The Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would conflict with the Transaction Documents or serve or operate to limit, circumscribe or alter any of the Purchaser’s rights under the Transaction Documents (or the Purchaser’s ability to exercise any such rights).

Section 5.4 Payments on Account of the Purchased Royalties.

(a) If, notwithstanding the terms of the Licensee Instruction and the Escrow Agreement, the Licensee, any of its Affiliates, any of its sublicensees, or any other Person makes any payment of the Purchased Royalties to the Seller or any of its Subsidiaries, then (i) such amount shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) promptly, and in any event no later than five Business Days following the receipt by the Seller (or such Subsidiary) of such payment, shall remit such portion of such payment to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.

(b) All payments required to be made to the Purchaser pursuant to this Purchase and Sale Agreement shall be made by wire transfer of immediately available funds, without Set-Off or deduction or withholding for or on account of any Taxes (except as required by Applicable Law, but subject to Section 5.10(a)), to the account provided by the Purchaser in writing (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”).

(c) If, notwithstanding the terms of the Licensee Instruction and the Escrow Agreement, the Licensee, any of its Affiliates, any of its sublicensees or any other Person makes any payment under the Commercialization Agreement to the Purchaser or any Affiliate of the Purchaser that does not consist entirely of Purchased Royalties, then (i) the portion of such payment that does not constitute Purchased Royalties shall be held by the Purchaser or such Affiliate in trust for the benefit of the Seller, (ii) the Purchaser or such Affiliate shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser promptly, and in any event no later than five Business Days following the receipt by the Purchaser of such payment, shall remit such payment to the Seller Account pursuant to Section 5.4(d).

(d) The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-Off to the account provided by the Seller in writing (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”).

(e) If the Licensee takes any Set-Off against the Purchased Royalties (other than as a result of a Permitted Reduction actually taken or for any prior overpayment of Purchased Royalties actually made to the Purchaser) for any liability, debt or other obligation that the Seller owes or allegedly owes to the Licensee, then the Seller shall cause the amount of such Set-Off to be paid promptly (but in no event later than [[***]]Business Days) following such Set-Off to the Purchaser Account. If the Licensee subsequently makes a payment to the Purchaser in respect of a Set-Off previously taken against the Purchased Royalties and the Seller previously made a payment to the Purchaser in the amount of such Set-Off pursuant to the foregoing sentence, then the Purchaser shall promptly (but in no event later than [[***]] Business Days) after the Purchaser receives such payment by the Licensee, pay to the Seller the amount of such payment.

Section 5.5 Commercialization Agreement.

(a) The Seller (i) shall perform and comply in all material respects with its obligations under the Commercialization Agreement and the Manufacturing and Supply Agreement, (ii) shall not, without the prior written consent of the Purchaser, forgive, release or compromise any Purchased Royalties payable under the Commercialization Agreement, and (iii) shall not, except as Mutually Agreed, (A) amend, modify, supplement, restate, waive, cancel or terminate (or consent to any amendment, modification, supplement, restatement, waiver, cancellation or termination of), in whole or in part, any provision of or right under the Commercialization Agreement, except for any amendments of the Commercialization Agreement (1) wherein Licensee agrees to perform any of the Seller’s obligations under the Commercialization Agreement (provided that Licensee agrees to the same standard of performance of such obligations as was required of the Seller and such amendment does not forgive, release or compromise any Purchased Royalties payable under the Commercialization Agreement), or (2) regarding the proposed amendments with respect to the Atara 205 Study as set forth on Schedule 3.14, (B) enter into any new contract, agreement or legally binding arrangement in respect of the Purchased Royalties, or (C) enter into any new contract, agreement or legally binding arrangement in respect of the Intellectual Property Rights or the Commercialization Agreement, in each case with respect to the Product in the Field in the Territory. The Seller shall promptly (and in any case within [[***]] Business Days and subject to applicable confidentiality obligations) deliver to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in clause (iii) of the immediately preceding sentence.

(b) Except as otherwise expressly set forth in this ARTICLE V and except as Mutually Agreed, the Seller shall not grant or withhold any consent, exercise or waive any right or option, fail to exercise any right or option in respect of, affecting or relating to (i) the Purchased Royalties, or (ii) the Commercialization Agreement if, in either case, doing so would (A) reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect or (B) cause a termination, material breach or material default under the Commercialization Agreement. The Seller shall promptly (and in any case within five Business Days) deliver to the Purchaser copies of all fully executed or definitive writings related to the matters set forth in the immediately preceding sentence.

(c) Promptly (and in any case within [[***]] Business Days) after (i) receiving notice from the Licensee (A) terminating the Commercialization Agreement (in whole or in part), or (B) alleging any breach of or default under the Commercialization Agreement by the Seller related to the Purchased Royalties, or any other material breach or material default under the Commercialization Agreement, or (ii) the Seller gains Knowledge of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to (A) a breach of or default under the Commercialization Agreement by the Seller related to the Purchased Royalties, or (B) the right to terminate the Commercialization Agreement (in whole or in part) by the Licensee, in each case the Seller shall (1) (x) give written notice thereof to the Purchaser and provide the Purchaser with a written summary of the material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the Commercialization Agreement, include a copy of any written notice received from the Licensee, and (z) in the case of any such breach or default or alleged breach or default by the Seller, describe in reasonable detail any corrective action the Seller proposes to take in respect of such breach or default, and (2) in the case of any such breach or default or alleged breach or default by the Seller, use commercially reasonable efforts to cure such breach or default and give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to promptly cure any such breach or default, the Seller shall, as Mutually Agreed, take any reasonable actions the Purchaser and Seller consider reasonably necessary to promptly cure such breach or default.

(d) Promptly (but in any event, within [[***]] Business Days) after the Seller obtains Knowledge of any actual or alleged breach of or default that relates to the Purchased Royalties or any other actual or alleged material breach of or material default under the Commercialization Agreement by the Licensee or any sublicensee (each, a “Defaulting Party”) or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such breach of or default or the right to terminate the Commercialization Agreement (in whole or in part) by the Seller, in each case the Seller shall give written notice thereof to the Purchaser and provide the Purchaser with a written summary of the material details thereof and [[***]] take such permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by the Defaulting Party with the relevant provisions of the applicable Commercialization Agreement and to exercise any or all of the Seller’s rights and remedies, whether under such Commercialization Agreement or by operation of law, with respect thereto. The Purchaser shall, except to the extent prohibited by the obligations of confidentiality contained in the Commercialization Agreement, have the right, at its sole cost and expense, to attend (or, if the Seller is required to act as directed by the Purchaser pursuant to this Section 5.5(d), participate in) any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the Purchaser shall have no such right to attend or participate, as applicable, if the exercise thereof would adversely affect the maintenance by the Seller of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a mutually-acceptable joint defense agreement).

(e) All proceeds resulting from any enforcement of Licensee’s obligations under the Commercialization Agreement shall be applied (i) first, [[***]] and (ii) second, [[***]]. The remainder of such proceeds that are in respect of an unpaid portion of the Purchased Royalties shall be allocated to [[***]].

(f) Patent Prosecution, Enforcement and Defense.

(i) To the extent required or permitted by the Commercialization Agreement and the MSK Agreement, the Seller shall take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently preserve and maintain the applicable Licensed Patents, including payment of maintenance fees or annuities. In connection with any actions or decisions by the Seller not to act in respect of matters contemplated by the foregoing sentence, to the extent such action or decision would reasonably be expected to have a Material Adverse Effect, the Seller shall provide advance written notice of all such actions or decisions not to act in order to consult with the Purchaser, and the Seller shall, in good faith, give due consideration to any reasonable suggestions of the Purchaser.

(ii) To the extent required or permitted by the Commercialization Agreement and the MSK Agreement [[***]], the Seller shall (A) diligently defend (and enforce) the Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction in the Territory (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of any other Person for declaratory judgment of non-infringement or non-interference) and (B) when available in respect of any Licensed Patent, obtain issued patents and any corrections, substitutions, reissues and reexaminations thereof and obtain patent term extensions, supplementary protection certificates and any other forms of patent term extension or restoration in any country in the Territory. In connection with the Seller’s actions or decisions not to act in respect of matters contemplated by the foregoing sentence, the Seller shall provide advance written notice of all such material actions or material decisions not to act in order to consult with the Purchaser, if applicable, and, if applicable, allow the Purchaser sufficient time to issue instructions. The Seller shall promptly (but in any event, within [[***]] Business Days) provide to the Purchaser a copy of any written notice or other documentation received in connection with any such legal action, suit or other proceeding.

(iii) The Seller shall, except to the extent prohibited by obligations of confidentiality contained in the Commercialization Agreement or the MSK Agreement, and except for routine prosecution correspondence and documentation, promptly (but in any event, within [[***]] Business Days) after receipt thereof, provide to the Purchaser a copy of all substantive written notices or other material documentation relating to the patentability, enforceability, validity, scope or term of the Licensed Patents, and shall provide the Purchaser with a copy of drafts of any written material proposed to be filed in response thereto.

(iv) All proceeds resulting from any enforcement of Licensed Patents by the Seller against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction in the Territory shall be applied (i) first, [[***]] and (ii) second, [[***]]. The remainder of such proceeds that are in respect of an unpaid portion of the Purchased Royalties shall be allocated to [[***]].

(g) Except in connection with any assignment by the Seller of its rights and a delegation by the Seller of its obligations under this Purchase and Sale Agreement pursuant to and in accordance with Section 10.3, the Seller shall not dispose of, assign or otherwise transfer, in whole or in part, (i) the Commercialization Agreement or the Purchased Royalties, or (ii) any of the Seller’s right, title or interest in or to the applicable Intellectual Property Rights in the Field in the Territory. The Seller shall not grant any Lien on the Purchased Royalties.

(h) The Purchaser and the Seller shall bear the reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel) in connection with the actions pursuant to this Section 5.5 [[***]]. The Purchaser shall promptly on demand reimburse the Seller for [[***]] of such costs and expenses incurred by the Seller in connection with such actions.

Section 5.6 Termination of the Commercialization Agreement.

(a) Without limiting the provisions of Section 5.5 or any other rights or remedies the Purchaser may have under this Purchase and Sale Agreement, if Licensee terminates or provides written notice of termination of the Commercialization Agreement or the Commercialization Agreement otherwise terminates (whether in whole or in part in respect of any Product in any country in the Territory), in any case during the Royalty Term for such country, then the Seller shall have the exclusive right, following the effective date of such termination, and shall use commercially reasonable efforts to negotiate a license with a Third Party under the Intellectual Property Rights for such Third Party to make, have made, use, import, offer for sale and sell Products in the Field in applicable terminated country(ies) within the Territory for any purpose that Licensee would have been permitted to make, have made, use, import, offer for sale and sell Products under the Commercialization Agreement (and, if such termination is only in part in respect of a Product in a particular country (and not in whole), such license (x) shall apply only to such country and (y) shall not apply to any product that would have constituted a Product under the Commercialization Agreement other than the Product that was the subject of such termination), which license shall (i) become effective not earlier than the effective date of such termination, (ii) expire not later than the last day of the Royalty Term (and, if such termination is only in part in respect of a Product in a particular country (and not in whole), the Royalty Term shall be such term that is applicable under the Commercialization Agreement for such Product in such country) and (iii) include terms, conditions and limitations that are not materially less favorable to the Seller, taking into account the sale of the Purchased Royalties pursuant to the Transaction Documents, than those contained in the Commercialization Agreement, including with respect to obligations and costs imposed on the Seller, disclaimers of the Seller’s liability, intellectual property ownership and control and indemnification of the Seller (any such license, a “New Arrangement”). The Seller shall reasonably consider any comments from the Purchaser with respect to such negotiation of a New Arrangement.

(b) Should the Seller identify any New Arrangement pursuant to Section 5.6(a), the Seller agrees to promptly duly execute and deliver a new license agreement effecting such New Arrangement that satisfies the foregoing requirements.

(c) The Purchaser and the Seller shall bear the reasonable out-of-pocket costs and expenses (including the reasonable fees and expenses of counsel) in connection with the actions pursuant to this Section 5.6 [[***]]. The Purchaser shall promptly on demand reimburse the Seller for [[***]] of such costs and expenses incurred by the Seller in connection with such actions.

Section 5.7 MSK Agreement.

(a) The Seller (i) shall perform and comply in all material respects with its obligations under the MSK Agreement, and (ii) shall not, except as Mutually Agreed, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any amendment, modification, supplement, restatement, waiver, cancellation or termination of), in whole or in part, any provision of or right under the MSK Agreement with respect to the Licensed Patents in the Field in the Territory. The Seller shall promptly (and in any case within [[***]] Business Days and subject to applicable confidentiality obligations) deliver to the Purchaser copies of all fully-executed or definitive writings related to the matters set forth in clause (ii) of the immediately preceding sentence.

(b) Except as otherwise expressly set forth in this ARTICLE V and except as Mutually Agreed, the Seller shall not grant or withhold any consent, exercise or waive any right or option, fail to exercise any right or option in respect of, affecting or relating to the MSK Agreement if, in either case, doing so would (i) reasonably be expected (with or without the giving of notice or passage of time, or both) to have a Material Adverse Effect or (ii) cause a termination, material breach or material default under the MSK Agreement. The Seller shall promptly (and in any case within [[***]] Business Days)

deliver to the Purchaser copies of all fully executed or definitive writings related to the matters set forth in the immediately preceding sentence.

(c) Promptly (and in any case within [[***]] Business Days) after (i) receiving notice from MSK (A) terminating the MSK Agreement (in whole or in part), or (B) alleging any material breach or material default under the MSK Agreement, or (ii) the Seller gains Knowledge of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to the right to terminate the MSK Agreement (in whole or in part) by MSK, in each case the Seller shall (1) (x) give written notice thereof to the Purchaser and provide the Purchaser with a written summary of the material details thereof, (y) to the extent not prohibited by obligations of confidentiality contained in the MSK Agreement, include a copy of any written notice received from MSK, and (z) in the case of any such breach or default or alleged breach or default by the Seller, describe in reasonable detail any corrective action the Seller proposes to take in respect of such breach or default, and (2) in the case of any such breach or default or alleged breach or default by the Seller, use commercially reasonable efforts to cure such breach or default and give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to promptly cure any such breach or default, the Seller shall, as Mutually Agreed, take any reasonable actions the Purchaser and Seller consider reasonably necessary to promptly cure such breach or default.

(d) Promptly (but in any event, within [[***]] Business Days) after the Seller obtains Knowledge of any actual or alleged material breach of or material default under the MSK Agreement by MSK or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, would reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to any such breach of or default or the right to terminate the MSK Agreement (in whole or in part) by the Seller, in each case the Seller shall give written notice thereof to the Purchaser and provide the Purchaser with a written summary of the material details thereof and act as Mutually Agreed to take such permissible actions (including commencing legal action against MSK and the selection of legal counsel reasonably satisfactory to the Purchaser) to enforce compliance by MSK with the relevant provisions of the MSK Agreement and to exercise any or all of the Seller’s rights and remedies, whether under the MSK Agreement or by operation of law, with respect thereto. The Purchaser shall, except to the extent prohibited by the obligations of confidentiality contained in the MSK Agreement, have the right, at its sole cost and expense, to attend (or, if the Seller is required to act as directed by the Purchaser pursuant to this Section 5.7(d), participate in) any meeting, discussion, action, suit or other proceeding relating to any such breach, default or termination event or alleged breach, default or termination event, including any counterclaim, settlement discussions or meetings; provided, however, that the Purchaser shall have no such right to attend or participate, as applicable, if the exercise thereof would adversely affect the maintenance by the Seller of any applicable attorney-client privilege (and, in such event, the Parties agree to use commercially reasonable efforts to effect such other arrangements to preserve such privilege, including negotiating to enter into a mutually-acceptable joint defense agreement).

(e) All proceeds resulting from any enforcement of MSK’s obligations under the MSK Agreement shall be applied (i) first, [[***]] and (ii) second, [[***]]. The remainder of such proceeds shall be allocated to [[***]].

Section 5.8 Audits.

(a) The Seller may, and, if requested in writing by the Purchaser (no more frequently than once per Calendar Year), shall, to the extent permitted by Section 11.10 of the Commercialization Agreement, cause an inspection or audit of the Licensee’s books and records to be conducted pursuant to and in accordance with Section 11.10 of the Commercialization Agreement. The Seller shall retain the exclusive right to inspect and audit the Licensee’s books and records at any time and from time to time at its sole discretion. With respect to any inspection or audit requested by the Purchaser, the Seller shall appoint such public accounting firm of nationally recognized standing as the Purchaser shall select for such purpose (it being understood and agreed that any such public accounting firm shall, pursuant to Section 11.10 of the Commercialization Agreement, be reasonably acceptable to Licensee). The Seller and the Purchaser agree that the expenses of any inspection or audit carried out at the request of the Purchaser pursuant to this Section 5.8(a) that would otherwise be borne by the Seller pursuant to the Commercialization Agreement shall instead be borne by the Purchaser and reimbursed to the Seller promptly on demand, including such reasonable fees and expenses of such public accounting firm as are to be borne by the Seller pursuant to Section 11.10 of the Commercialization Agreement, together with the Seller’s out-of-pocket costs and expenses incurred in connection with such inspection or audit; provided that the Purchaser shall be reimbursed by the Seller for any such fees and expenses to the extent the Seller is reimbursed by Licensee; provided, further, that, for the avoidance of doubt, any audit caused by the Seller pursuant to the first sentence of this Section 5.8(a) that is not requested by the Purchaser shall not be deemed to be carried out at the request of the Purchaser, and the Purchaser shall have no obligation to reimburse the Seller for any fees, costs or expenses incurred by the Seller in connection therewith. The Seller shall, to the extent not prohibited by obligations of confidentiality contained in the Commercialization Agreement pursuant to which an inspection or audit in respect of the Purchased Royalties is conducted, promptly (but in no event later than [[***]] Business Days) furnish to the Purchaser any inspection or audit report prepared in connection with such inspection or audit or any other inspection or audit caused by the Seller of the Licensee’s books and records.

(b) In the event that any inspection or audit conducted pursuant to Section 5.8(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Royalties were greater than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Royalties, the Purchaser shall cause the amount of such overpayment to be paid to the Licensee promptly (but in no event later than [[***]] Business Days) after delivery to the Purchaser, pursuant to Section 5.8(a), of the applicable inspection or audit report or certificate, as the case may be, showing such overpayment. In the event that any inspection or audit conducted pursuant to Section 5.8(a) uncovers that the amounts actually paid to the Purchaser for any period in respect of the Purchased Royalties were less than the amounts that should have been paid to the Purchaser for such period in respect of the Purchased Royalties, the Seller shall cooperate and provide assistance as reasonably requested by the Purchaser to cause the amount of such underpayment to be paid to the Purchaser by the Licensee in accordance with the timeframe set forth in the applicable Commercialization Agreement promptly after delivery to the Purchaser, pursuant to Section 5.8(a), of the applicable inspection or audit report or certificate, as the case may be, showing such underpayment.

Section 5.9 Protective Covenants. During the Term, the Seller shall not, and shall not permit any Subsidiary to, without the prior written consent of Purchaser:

(a) forgive, release or compromise any amount owed to Seller or its Subsidiaries or its Affiliates that would constitute Purchased Royalties; or

(b) directly or indirectly create, incur, assume or permit to exist any Lien on or with respect to any the Purchased Royalties, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to the Purchased Royalties, except Permitted Liens.

Section 5.10 Tax Matters.

(a) The Seller shall notify the Purchaser in writing promptly (but in no event later than [[***]] Business Days) following the receipt of any written notification by the Licensee or by an Affiliate of the Licensee that it intends to make any Permitted Tax Withholding; provided that Seller has no obligation to notify Purchaser of any Permitted Tax Withholding due to Purchaser’s failure to provide any Purchaser Tax Forms at least ten Business Days prior to the due date of the applicable payment of the Purchased Royalties by the Licensee. The Seller shall, upon the reasonable request of the Purchaser and at the Purchaser’s expense, reasonably cooperate with the Purchaser and use its commercially reasonable efforts to make such filings and take such other actions as may be reasonably necessary and specified by the Purchaser in order to allow an exemption from or reduction of any Permitted Tax Withholding; provided that Seller shall have no obligation under this sentence in respect of any withholding Tax resulting from Purchaser’s failure to provide any Purchaser Tax Forms at least ten Business Days prior to the due date of the applicable payment of the Purchased Royalties by the Licensee.

(b) As promptly as practicable after the Closing Date (and from time to time thereafter upon the reasonable request of the Seller or the Licensee), the Purchaser shall deliver properly executed and duly completed versions of the applicable French tax forms number 5000 and 5003, as such forms may be amended from time to time, or such other appropriate documentation evidencing the Purchaser’s exemption from French withholding tax on royalty payments (as mutually agreed by the Parties) (collectively, the “Purchaser Tax Forms”). Any amounts payable to Purchaser under this Agreement shall be net of any applicable withholding Taxes, including, for the avoidance of doubt, any applicable withholding Taxes due to a failure of the Purchaser to timely provide any Purchaser Tax Forms (and any amounts so withheld shall be treated as having been paid to Purchaser). If, as a result of any failure by Purchaser to provide any Purchaser Tax Forms within the time frame set forth in Section 5.10(a), except for any such failure resulting from a change in law after the date on which the Purchaser provides its initial Purchaser Tax Forms, (i) the amount of funds that would have been distributed to Seller from the Escrow Account had Purchaser timely provided the Purchaser Tax Forms is greater than (ii) the amount of funds in the Escrow Account to be distributed to Seller (such excess, the “Shortfall”), Purchaser shall indemnify and hold harmless Seller for the Shortfall and any other Losses incurred by Seller as a result of Purchaser’s failure to timely provide the Purchaser Tax Forms.

Section 5.11 Escrow Agreement. The Parties agree to negotiate and enter into an Escrow Agreement within 60 days of the Closing Date.

ARTICLE VI
THE CLOSING

Section 6.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at 9:00 a.m., Pacific Time, on the date the Purchase Price payment is required to be made pursuant to Section 2.2 (or such earlier date as Purchaser may elect in its sole discretion), subject to the satisfaction or waiver of the conditions set forth in Section 6.2, Section 6.3, Section 6.4 and Section 6.5 being satisfied (the “Closing Date”) at the offices of Gibson, Dunn & Crutcher, LLP, 555 Mission Street, Suite 3000, San Francisco, California 94105, or on such other date, at such other time or at such other place, in each case as the Parties mutually agree.

Section 6.2 Conditions to Purchaser’s Obligations. The Purchaser’s obligation to pay the Purchase Price on the Closing Date, is subject to the satisfaction or waiver, at or prior to the Closing Date, as applicable, of each of the following conditions precedent:

(a) The Seller shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Purchase and Sale Agreement at or prior to the Closing Date. The Purchaser shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(b) The representations and warranties of the Seller contained in ARTICLE III shall be true and correct in all material respects as of the Closing Date, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided that, to the extent that any such representation or warranty is qualified by the term “material” or “Material Adverse Effect,” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the Closing Date or such other date, as applicable. The Purchaser shall have received a certificate executed by an authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(c) No event or events shall have occurred that, individually or in the aggregate, have had or would reasonably be likely to result in (or, with the giving of notice, the passage of time or otherwise, would result in) a Material Adverse Effect. The Purchaser shall have received a certificate executed by a duly authorized officer of the Seller on the Closing Date certifying on behalf of the Seller to the effect of the foregoing.

(d) There shall not have been issued and be in effect any judgment, order, writ, injunction, citation, award or decree of any nature of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated by this Purchase and Sale Agreement.

(e) There shall not have been instituted or be pending any action or proceeding by any Governmental Authority or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transaction contemplated hereby or (iii) seeking to restrain or prohibit the Purchaser’s purchase of the Purchased Royalties.

Section 6.3 Conditions to Seller’s Obligations. The obligations of the Seller to consummate the transactions contemplated hereunder are subject to the satisfaction or waiver, at or prior to the Effective Date and on the Closing Date, as applicable, of each of the following conditions precedent:

(a) The Purchaser shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required to be performed and complied with by it under this Purchase and Sale Agreement at or prior to the Closing Date. The Seller shall have received a certificate executed by an authorized officer of the Purchaser on the Closing Date certifying on behalf of the Purchaser to the effect of the foregoing.

(b) The representations and warranties of the Purchaser contained in ARTICLE IV shall have been true and correct in all material respects as of the Closing Date, respectively, except to the extent any such representation or warranty expressly speaks as of a particular date, in which case it shall be true and correct in all material respects as of such date; provided, that to the extent that any such representation or warranty is qualified by the term “material,” or “Material Adverse Effect” such representation or warranty (as so written, including the term “material” or “Material Adverse Effect”) shall have been true and correct in all respects as of the Closing Date or such other date, as applicable. The Seller shall have received a certificate executed by an authorized officer of the Purchaser on the Closing Date certifying on behalf of the Purchaser to the effect of the foregoing.

(c) There shall not have been issued and be in effect any judgment, order, writ, injunction, citation, award or decree of any Governmental Authority enjoining, preventing or restricting the consummation of the transactions contemplated by this Purchase and Sale Agreement.

(d) There shall not have been instituted or be pending any action or proceeding by any Governmental Authority or any other Person (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated hereby, (ii) seeking to obtain material damages in connection with the transactions contemplated hereby or (iii) seeking to restrain or prohibit the Purchaser’s purchase of the Purchased Royalties.

Section 6.4 Closing Deliverables of the Seller. At the Closing, Seller shall deliver or cause to be delivered to the Purchaser the following:

(a) the Bill of Sale duly executed by the Seller;

(b) the Licensee Instruction duly executed by the Seller;

(c) a valid, true and properly executed IRS Form W-9 (or any applicable successor form) certifying that the Seller is a “United States Person” and is exempt from United States federal backup withholding tax with respect to any and all payments made to the Seller hereunder;

(d) a certificate of an executive officer of the Seller dated as of the Closing Date (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated hereby and thereby, (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the laws of such jurisdiction; and

(e) A confirmation that the Seller has scheduled delivery to the Purchaser of an electronic copy of all documents uploaded as of the Closing Date to the electronic data room maintained by the Seller related to the transactions contemplated by this Purchase and Sale Agreement.

Section 6.5 Closing Deliverables of the Purchaser. At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:

(a) the Bill of Sale duly executed by the Purchaser;

(b) a valid, true and properly executed IRS Form W-9 (or any applicable successor form) for the Purchaser certifying that the Purchaser is a “United States Person” and is exempt from United States federal backup withholding tax with respect to any and all payments made to the Purchaser in respect of the Purchased Royalties;

(c) the Purchase Price in accordance with Section 2.2; and

(d) a certificate of an executive officer of the Purchaser dated as of the Closing Date and setting forth the incumbency of the officer or officers of the Purchaser who have executed and delivered the Transaction Documents to which the Purchaser is a party, including therein a signature specimen of each such officer or officers.

ARTICLE VII
INDEMNIFICATION

Section 7.1 Indemnification by the Seller. The Seller agrees to indemnify and hold harmless each of the Purchaser and its Affiliates and any or all of their respective partners, directors, trustees, officers, managers, employees, members, agents and controlling persons (each, a “Purchaser Indemnified Party”) from and against, and will pay to the Purchaser Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by the Purchaser Indemnified Party, whether or not involving a Third-Party Claim, arising out of (a) any breach of any representation or warranty made by the Seller in any of the Transaction Documents or in any certificate delivered by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement, (b) any breach of or default under any covenant or agreement of the Seller in any of the Transaction Documents, (c) any Excluded Liabilities and Obligations or (d) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Purchaser Indemnified Party (i) that has the effect of imposing on the Seller any liability to make payments of or in lieu of the Purchased Royalties because of any Credit Event or the insufficiency of the Purchased Royalties, whether as a result of the amount of cash flow arising from sales or licensing of the Product or otherwise, in any case unless directly resulting from the breach or default by the Seller of or under any of the Transaction Documents, (ii) for any matter in respect of which any Seller Indemnified Party would be entitled to indemnification under Section 7.2, (iii) to the extent resulting from the fraud, bad faith, gross negligence, or willful misconduct of any Purchaser Indemnified Party, (iv) to the extent resulting from the failure of the Licensee to perform any of its obligations under the Commercialization Agreement, unless directly resulting from the breach or default by the Seller of or under the Commercialization Agreement, or (v) to the extent resulting from acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party. Any undisputed amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to the Purchaser Indemnified Party upon demand.

Section 7.2 Indemnification by the Purchaser. The Purchaser agrees to indemnify and hold harmless each of the Seller and its Affiliates and any or all of their respective partners, directors, trustees, officers, managers, members, employees, agents and controlling persons (each, a “Seller Indemnified Party”) from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses awarded against or incurred or suffered by such Seller Indemnified Party, whether or not involving a Third-Party Claim, arising out of (a) any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or in any certificate delivered by the Purchaser to the Seller in writing pursuant to this Purchase and Sale Agreement, (b) any breach of or default under any covenant or agreement of the Purchaser in any Transaction Document to which the Purchaser is party or in the Existing Confidentiality Agreement or (c) any brokerage or finder’s fees or commissions or similar amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (i) to the extent resulting from the fraud, bad faith, gross negligence, or willful misconduct of any Seller Indemnified Party, (ii) for any matter in respect of which any Purchaser Indemnified Party would be entitled to indemnification under Section 7.1 or (iii) to the extent resulting from acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party. Any undisputed amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.

Section 7.3 Procedures for Third-Party Claims.

(a) If any Third-Party Claim shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of such Third-Party Claim, notify the indemnifying party in writing of the commencement thereof, enclosing a copy of all papers served, if any; provided that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission.

(b) In the event that any Third-Party Claim is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.3, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnifying party, be counsel to the indemnified party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, subject to clause (c), the indemnifying party will not be liable to such indemnified party under this ARTICLE VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

(c) In any such Third-Party Claim, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the sole cost and expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such Third-Party Claim (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of counsel to the indemnified party. It is agreed that the indemnifying party shall not, in connection with any Third-Party Claim or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.

(d) The indemnifying party shall not be liable for any settlement of any Third-Party Claim effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or discharge of any pending or threatened Third-Party Claim in respect of which any indemnified party is or could have been a party and indemnity could be sought hereunder by such indemnified party, unless such settlement, compromise or discharge, as the case may be, (i) includes an unconditional, full written release of such indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such claim or proceeding, (ii) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party and (iii) does not impose any continuing obligations or restrictions other than customary and reasonable confidentiality obligations relating to such claim, settlement or compromise.

Section 7.4 Other Claims. A claim by an indemnified party under this ARTICLE VII for any matter not involving a Third-Party Claim and in respect of which such indemnified party would be entitled to indemnification hereunder may be made by delivering, in good faith, a written notice of demand to the indemnifying party, which notice shall contain (a) a description and the amount of any Losses incurred or suffered or reasonably expected to be incurred or suffered by the indemnified party, (b) a statement that the indemnified party is entitled to indemnification under this ARTICLE VII for such Losses and a reasonable explanation of the basis therefor, and (c) a demand for payment in the amount of such Losses; provided, that the failure to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such failure. For all purposes of this Section 7.4, the Seller shall be entitled to deliver such notice of demand to the Purchaser on behalf of the Seller Indemnified Parties, and the Purchaser shall be entitled to deliver such notice of demand to the Seller on behalf of the Purchaser Indemnified Parties.

Section 7.5 Time Limitations.

(a) The Seller shall have liability under Section 7.1 with respect to any breach of any representation or warranty made by the Seller in any of the Transaction Documents or certificates delivered by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement only if, on or prior to the date that is [[***]] after the Closing date (other than (i) Section 3.1 (Organization), Section 3.2 (Authorization), Section 3.7 (No Brokers’ Fees), Section 3.11 (UCC Matters) (such representations and warranties, the “Fundamental Representations”), as to which a claim may be made on or prior to the date that is six months after the termination of this Purchase and Sale agreement, and (ii) Section 3.3 (No Conflicts), Section 3.4 (Ownership), Section 3.5 (Governmental and Third Party Authorizations), Section 3.9(a) (Intellectual Property Matters), Section 3.9(d) (Intellectual Property Matters), Section 3.10(a) (Counterparty Agreements), Section 3.10(b) (Counterparty Agreements), Section 3.10(c) (Counterparty Agreements) (solely with respect to the first sentence thereof), Section 3.10(e) (Counterparty Agreements) (solely with respect to the second, third, and sixth sentences thereof), and Section 3.16 (Tax Matters), as to which a claim may be made on or prior to the date that is [[***]] after the Closing Date), the Purchaser notifies the Seller of a claim, specifying the factual basis of such claim in reasonable detail.

(b) The Purchaser shall have liability under Section 7.2 with respect to any breach of any representation or warranty made by the Purchaser in any of the Transaction Documents or any certificate delivered by the Purchaser to the Seller in writing pursuant to this Purchase and Sale Agreement only if, on or prior to the date that is [[***]] after the Closing Date (other than Section 4.1 (Organization), Section 4.2 (Authorization), Section 4.3 (No Conflicts), as to which a claim may be made on or prior to the date that is [[***]] after the termination of this Purchase and Sale Agreement), the Seller notifies the Purchaser of a claim, specifying the factual basis of such claim in reasonable detail.

Section 7.6 Exclusive Remedy. Except in the case of fraud or intentional misrepresentation, and except as set forth in Section 10.1, the indemnification afforded by this ARTICLE VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a Party in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation or warranty made by a Party in any of the Transaction Documents or any certificate delivered by a Party to the other Party in writing pursuant to this Purchase and Sale Agreement or any breach of or default under any covenant or agreement by a Party pursuant to any Transaction Document.

Section 7.7 Limitations. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, (a) in no event shall any Party have any liability for special, punitive, exemplary, indirect, incidental, or consequential (including lost profits) damages, whether in contract or tort, regardless of whether the other Party shall be advised, shall have reason to know, or in fact shall know of the possibility of such damages suffered or incurred by any such Seller Indemnified Party or Purchaser

Indemnified Party in connection with this Purchase and Sale Agreement, any of the other Transaction Documents, or any of the transactions contemplated hereby or thereby, except to the extent any such damages are actually paid to a Third Party in accordance with Section 8.3 and (b) the Seller shall not have any liability (i) under Section 7.1(a) (other than with respect to the Fundamental Representations) in excess of an amount [[***]], (ii) under Section 7.1 in excess of an amount equal to [[***]], and (iii) under Section 7.1 unless and until the aggregate amount of all Losses incurred by the Purchaser Indemnified Party equals or exceeds [[***]], in which event the Seller shall be liable for Losses including such amount. Notwithstanding the foregoing, the limitations set forth in this Section 7.7 shall not apply to any claim for indemnification hereunder in the case of fraud, intentional misrepresentation, or willful misconduct. The Parties acknowledge and agree that (a) the Purchaser’s Losses, if any, for any indemnifiable events under this Purchase and Sale Agreement will typically include Losses for Purchased Royalties that the Purchaser was entitled to receive in respect of its ownership of the Purchased Royalties but did not receive timely or at all due to such indemnifiable event and (b) subject to this Section 7.7, the Purchaser shall be entitled to make indemnification claims for all such missing or delayed Purchased Royalties that the Purchaser was entitled to receive in respect of its ownership of the Purchased Royalties as Losses hereunder (which claims shall be reviewed and assessed by the Parties in accordance with the procedures set forth in this ARTICLE VII), and such missing or delayed Purchased Royalties shall not be deemed special, punitive, exemplary, indirect, incidental, consequential, or lost profits for any purpose of this Purchase and Sale Agreement. For the avoidance of doubt, the Seller shall have no liability to the Purchaser or any Purchaser Indemnified Party for any Permitted Reduction or Credit Event.

ARTICLE VIII
CONFIDENTIALITY

Section 8.1 Confidentiality. Except as provided in this ARTICLE VIII or otherwise agreed in writing by the Parties, the Parties agree that, during the term of this Purchase and Sale Agreement and until the [[***]] anniversary of the date of termination of this Purchase and Sale Agreement, each Party (the “Receiving Party”) shall keep confidential, and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Purchase and Sale Agreement (which includes the exercise of any rights or the performance of any obligations hereunder), any information (whether written or oral, or in electronic or other form) furnished to it by or on behalf of the other Party (the “Disclosing Party”) pursuant to the Existing Confidentiality Agreement or this Purchase and Sale Agreement, including the terms of this Purchase and Sale Agreement (such information, “Confidential Information” of the Disclosing Party), except for that portion of such information that:

(a) was already in the Receiving Party’s possession on a non-confidential basis prior to its disclosure to it by the Disclosing Party, or becomes known to the Receiving Party from a source other than the Disclosing Party and its representatives without any breach of this Purchase and Sale Agreement, in each case as evidenced by written records (provided, if such information was disclosed to the Receiving Party on a non-confidential basis by a source that is not the Disclosing Party, such source to the knowledge of the Receiving Party had the right to disclose such information to the Receiving Party without any legal, contractual or fiduciary obligation to any person with respect to such information);

(b) is or becomes generally available to the public other than as a result of an act or omission by the Receiving Party or its Affiliates in breach of this Purchase and Sale Agreement; or

(c) was independently developed by the Receiving Party, as evidenced by written records, without use of or reference to the Confidential Information or in violation of the terms of this Purchase and Sale Agreement.

Section 8.2 Termination of Confidentiality Agreement. Effective upon the date hereof, the Existing Confidentiality Agreement shall terminate and be of no further force or effect, and shall be superseded by the provisions of this ARTICLE VIII.

Section 8.3 Required Disclosure. In the event that the Receiving Party or its Affiliates or any of its or its Affiliates’ representatives are requested by a Governmental or Regulatory Authority or required by Applicable Law, regulation or legal process (including the regulations of a stock exchange or governmental or regulatory authority or the order or ruling of a court, administrative agency or other government or regulatory body of competent jurisdiction) to disclose any Confidential Information, the Receiving Party shall promptly, to the extent permitted by Applicable Law, notify the Disclosing Party in writing of such request or requirement so that the Disclosing Party may seek an appropriate protective order or other appropriate remedy (and if the Disclosing Party seeks such an order or other remedy, the Receiving Party will provide such cooperation, at the Receiving Party’s sole expense, as the Disclosing Party shall reasonably request). If no such protective order or other remedy is obtained and the Receiving Party or its Affiliates or its or its Affiliates’ representatives are, in the view of their respective counsel (which may include their respective internal counsel), legally required to disclose Confidential Information, the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, shall only disclose that portion of the Confidential Information that their respective counsel advises that the Receiving Party or its Affiliates or its or its Affiliates’ representatives, as the case may be, are required to disclose and will exercise commercially reasonable efforts, at the Disclosing Party’s sole expense, to obtain reliable assurance that confidential treatment will be accorded to that portion of the Confidential Information that is being disclosed. In any event, the Receiving Party will not oppose action by the Disclosing Party to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Notwithstanding the foregoing, notice to the Disclosing Party shall not be required where disclosure is made (i) in response to a request by a Governmental or Regulatory Authority having competent jurisdiction over the Receiving Party, its Affiliates or its or its Affiliates’ representatives, as the case may be, or (ii) in connection with a routine examination by a regulatory examiner, where in each case such request or examination does not expressly reference the Disclosing Party, its Affiliates, the Purchased Royalties or this Purchase and Sale Agreement.

Section 8.4 Permitted Disclosure. The Receiving Party may disclose Confidential Information to the extent such disclosure is reasonably necessary to its Affiliates, its and their employees, directors, officers, contractors, agents, and representatives, and to potential or actual acquirers, merger partners, permitted assignees, (sub)licensees, licensors, investment bankers, investors, limited partners, partners, lenders, or other financing sources (including, in the case of the Seller, any party evaluating the acquisition of any portion of the Royalties that are not included in the Purchased Royalties), and their respective directors, employees, contractors and agents, provided that each such person or entity agrees to confidentiality and non-use obligations with respect thereto at least as stringent as those specified for in this ARTICLE VIII. Further, notwithstanding anything contained in this Agreement, including ARTICLE VIII, to the contrary, the Seller may disclose Confidential Information to the extent such disclosure is reasonably necessary to comply with the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or with any rule, regulation or legal process promulgated by the SEC or a stock exchange, subject to the Seller’s obligations set forth in Section 5.2.

Section 8.5 Other Relevant Obligations. In addition to, and without limiting, the Purchaser’s obligations under this ARTICLE VIII, the Purchaser shall fully comply with any confidentiality obligations of the Seller or any of its Affiliates under the Commercialization Agreement that are applicable to the Confidential Information.

ARTICLE IX
TERMINATION

Section 9.1 Termination of Agreement. This Purchase and Sale Agreement shall terminate on the earlier of (a) the Royalty Termination Date and (b) the mutual written agreement of the Purchaser and the Seller, except with respect to any rights that shall have accrued prior to such termination, and the Liens and security interests granted to the Purchaser pursuant to this Agreement shall be automatically released without any further action necessary. In furtherance of the foregoing, the Purchaser shall promptly upon Seller’s request file UCC-3 terminations and deliver to Seller a lien release letter, in each case, releasing such Liens and security interests, and execute and deliver to the Seller all other documents that the Seller shall reasonably request to evidence such release. If Purchaser has not received notice in accordance with Section 5.1(f) of centralized Marketing Authorization in the European Union of the Product for the treatment of EBV+ PTLD by the European Commission by 5:00 p.m. (Eastern Time) on December 31, 2022, then this Purchase and Sale Agreement shall thereafter terminate at Purchaser’s election immediately upon delivery of written notice to the Seller.

Section 9.2 Effect of Termination. Upon the termination of this Purchase and Sale Agreement pursuant to Section 9.1, this Purchase and Sale Agreement shall become void and of no further force and effect; provided, however, that (a) the provisions of ARTICLE I, Section 5.2, Section 5.4(c), Section 5.4(d), ARTICLE VII (solely for the time period specified therein), ARTICLE VIII (solely for the time period specified therein), this Section 9.2, and ARTICLE X (other than Section 10.6) shall survive such termination and shall remain in full force and effect, (b) if, upon the termination of this Purchase and Sale Agreement, any Purchased Royalties or other amounts are payable to the Purchaser, this Purchase and Sale Agreement shall remain in full force and effect until any and all such payments have been made in full, and (except as provided in this Section 9.2) solely for that purpose, and (c) nothing contained in this Section 9.2 shall relieve any Party from liability for any breach of this Purchase and Sale Agreement that occurs prior to termination.

ARTICLE X
MISCELLANEOUS

Section 10.1 Specific Performance. Each Party acknowledges and agrees that, if it fails to perform any of its obligations under any of the Transaction Documents, the other Parties will have no adequate remedy at law. In such event, each Party agrees that, without posting bond or other undertaking, the other Parties shall have the right, in addition to any other rights it may have (whether at law or in equity), to seek specific performance of this Purchase and Sale Agreement. Each of the Parties further agrees that, in the event of any action for specific performance, it shall not assert the defense that a remedy at law would be adequate.

Section 10.2 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent by registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier (costs prepaid and receipt requested), (c) on the date personally delivered to an authorized officer of the Party to which sent or (d) upon receipt when sent by e-mail with a confirmation of receipt, addressed to the recipient as follows:

if to the Seller, to:

Atara Biotherapeutics, Inc.

2380 Conejo Spectrum St., Suite 200

Thousand Oaks, CA 91320 USA

Attn: Legal Department

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP
555 Mission Street, Suite 3000
San Francisco, CA 94105 USA
Attn: Ryan A. Murr & Todd Trattner

Email: rmurr@gibsondunn.com; ttrattner@gibsondunn.com

if to the Purchaser, to:

c/o HealthCare Royalty Partners

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Clarke Futch

Tel: 203-487-8301

Email: Clarke.Futch@hcroyalty.com

with a copy to (which shall not constitute notice):

c/o HealthCare Royalty Partners

300 Atlantic Street, Suite 600

Stamford, CT 06901

Attention: Tim Bryant

Tel: 312-933-3412

Email: Tim.Bryant@hcroyalty.com

and a copy to (which shall not constitute notice):

Cooley LLP

3 Embarcadero Center

20th Floor

San Francisco, CA 94111-4004

Attention: Jason Savich

Tel: 415-693-2053

Email: jsavich@cooley.com

Each Party may, by notice given in accordance herewith to the other Party, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.

Section 10.3 Successors and Assigns. The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 10.4 Assignment.

(a) The Seller shall not be entitled to assign any of its rights or delegate any of its obligations under this Purchase and Sale Agreement without the prior written consent of the Purchaser, except that the Seller may, without the consent of the Purchaser, assign its rights and delegate its obligations under this Purchase and Sale Agreement in its entirety to an Affiliate, Licensee, or any other Third Party that acquires all or substantially all of the Seller’s business to which this Purchase and Sale Agreement relates, whether by merger, sale of assets or otherwise; provided, however, that (i) any such assignment to such other Third Party (other than Licensee) will only be permitted to the extent the Commercialization Agreement, the Intellectual Property Rights related to such Commercialization Agreement and the rights and obligations of the Seller hereunder related thereto are transferred together to such Person; and (ii) the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to the Purchaser to that effect.

(b) Following the Seller’s receipt of the Purchase Price, the Purchaser may, without the consent of the Seller, assign any of its rights and delegate any of its obligations under this Purchase and Sale Agreement; provided, however, that, notwithstanding anything to the contrary set forth in this Purchase and Sale Agreement, (i) the Purchaser shall not, without the prior written consent of the Seller, assign any of the Purchased Royalties or any of its rights or delegate any of its obligations (A) to any Competitor or (B) if any such assignment or delegation would otherwise be inconsistent with or violate any of the provisions contained in the Commercialization Agreement or the MSK Agreement, (ii) the Purchaser promptly notifies the Seller of such assignment, (iii) each such assignee complies with Section 6.5(b) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing” with the date of such assignment), (iv) prior to such assignment, the Purchaser causes such assignee to deliver a writing to the Seller in which such assignee assumes all of the obligations of the Purchaser to the Seller under the Transaction Documents, and (v) if the Purchaser assigns its right under this Agreement to more than one party, the Licensee shall not be required to pay the Royalty to more than one bank account. Notwithstanding the foregoing and anything to the contrary herein, Purchaser may, without the consent of Seller, assign its rights and delegate its obligations under this Purchase and Sale Agreement in its entirety to any Third Party that acquires all or substantially all of the Purchaser’s business to which this Purchase and Sale Agreement relates, whether by merger, sale of assets or otherwise; provided, however, that any such assignment to such Third Party will only be permitted to the extent that the assignee under such assignment (1) agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to the Seller to that effect, and (2) complies with Section 6.5(b) (replacing “Purchaser” wherever it appears with such assignee and replacing “Closing” with the date of such assignment).

(c) Each Party shall give written notice to the other Parties of any assignment permitted by this Section 10.4 promptly (but in any event, within five Business Days) after the occurrence thereof. The Seller shall be under no obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by any Purchaser or by the Purchaser. Any purported assignment of rights or delegation of obligations in violation of this Section 10.4 will be void.

Section 10.5 Independent Nature of Relationship. The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other Party or any of its Affiliates. This Purchase and Sale Agreement is not a partnership or similar agreement, and nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form for any purposes, including any Tax purposes. The Parties agree that they shall not take any inconsistent position with respect to such treatment in a filing with any Governmental Authority.

Section 10.6 Expenses. Upon the Closing, the Seller shall reimburse the Purchaser for all Transaction Expenses within 30 days following the Seller’s receipt of a detailed invoice from the Purchaser itemizing the Transaction Expenses. Except as otherwise provided herein, all fees, costs and expenses (including any legal, accounting and banking fees) incurred in connection with the preparation, negotiation, execution and delivery of this Purchase and Sale Agreement and to consummate the transactions contemplated hereby shall be paid by the party hereto incurring such fees, costs and expenses.

Section 10.7 Entire Agreement. This Purchase and Sale Agreement, together with the Exhibits and Schedules hereto and the other Transaction Documents, constitute a complete and exclusive statement of the terms of agreement between the Parties, and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties, with respect to the subject matter of this Purchase and Sale Agreement.

Section 10.8 Governing Law.

(a) THIS PURCHASE AND SALE AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

(b) Each Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, Borough of Manhattan, for purposes of any claim, action, suit or proceeding arising out of this Purchase and Sale Agreement, any of the other Transaction Documents or any of the transactions contemplated hereby or thereby, and agrees that all claims in respect thereof shall be heard and determined only in such courts. Each Party agrees to commence any such claim, action, suit or proceeding only in the United States District Court for the Southern District of New York or, if such claim, action, suit or proceeding cannot be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, Borough of Manhattan, and agrees not to bring any such claim, action, suit or proceeding in any other court. Each Party hereby waives, and agrees not to assert in any such claim, action, suit or proceeding, to the fullest extent permitted by Applicable Law, any claim that (i) such Party is not personally subject to the jurisdiction of such courts, (ii) such Party and such Party’s property is immune from any legal process issued by such courts or (iii) any claim, action, suit or proceeding commenced in such courts is brought in an inconvenient forum. Each Party agrees that a final judgment in any such claim, action, suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law. Each Party acknowledges and agrees that this Section 10.8(b) constitutes a voluntary and bargained-for agreement between the Parties.

(c) The Parties agree that service of process in any claim, action, suit or proceeding referred to in Section 10.8(b) may be served on any Party anywhere in the world, including by sending or delivering a copy of such process to such Party in any manner provided for the giving of notices in Section 10.2. Nothing in this Purchase and Sale Agreement will affect the right of any Party to serve process in any other manner permitted by Applicable Law. Each Party waives personal service of any summons, complaint or other process, which may be made by any other means permitted by New York law.

Section 10.9 Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER

THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.9.

Section 10.10 Severability. If one or more provisions of this Purchase and Sale Agreement are held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be excluded from this Purchase and Sale Agreement and the balance of this Purchase and Sale Agreement shall be interpreted as if such provision were so excluded and shall remain in full force and effect and be enforceable in accordance with its terms. Any provision of this Purchase and Sale Agreement held invalid or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid or unenforceable.

Section 10.11 Counterparts. This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each Party shall have received a counterpart hereof signed by the other Party. Any counterpart may be executed by facsimile or other similar means of electronic transmission, including “PDF,” and such facsimile or other electronic transmission shall be deemed an original.

Section 10.12 Amendments; No Waivers. Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the Parties. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on any Party in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 10.13 No Third Party Rights. Other than the Parties, no Person will have any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement or any of the other Transaction Documents. This Purchase and Sale Agreement may be amended or terminated, and any provision of this Purchase and Sale Agreement may be waived, without the consent of any Person who is not a Party. The Seller shall enforce any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement for the benefit of the Seller Indemnified Parties and the Purchaser shall enforce any legal or equitable right, remedy or claim under or with respect to this Purchase and Sale Agreement for the benefit of the Purchaser Indemnified Parties.

Section 10.14 Table of Contents and Headings. The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the day and year first written above.

ATARA BIOTHERAPEUTICS, INC.

By:

/s/ Pascal Touchon
Pascal Touchon
President and Chief Executive Officer (Principal Executive Officer)

[Signature Page to Purchase and Sale Agreement]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the day and year first written above.

HCR Molag Fund, L.P.

By HCR Molag Fund GP, LLC, its General Partner

By:

/s/ Clarke B. Futch
Clarke B. Futch
Managing Partner

[Signature Page to Purchase and Sale Agreement]

Exhibit A

Licensee Instruction

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Exhibit B

Form of Bill of Sale

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Exhibit C

Disclosure Schedule

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Exhibit D

Commercialization Agreement

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Exhibit E

MSK Agreement

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